EXHIBIT 10.2


                              CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is entered into between F. Kim Cox ("Consultant") and Rentrak Corporation, an Oregon corporation ("Rentrak"), on January 25, 2005.

     Consultant and Rentrak agree as follows:

     1. SERVICES

     1.1 Engagement. Consultant will provide consulting services as needed during regular business hours regarding (1) Rentrak's currently-pending arbitration with 3PF; and (2) Rentrak's strategic planning and business development issues, as assigned from time to time by the Chief Executive Officer of Rentrak during the term of this Agreement, not to exceed twenty (20) hours per month.

     1.2 Location and Notice. Consultant may perform the consulting services at such locations as Consultant may choose. Consultant will be reasonably available by telephone during regular business hours and will keep Rentrak advised of the telephone number at which he may be contacted; provided that Rentrak will accommodate Consultant's vacation plans (with reasonable prior notice), sickness, and partial disability. Rentrak will provide reasonable notice of the services needed. Subject to Section 1.1 herein, the parties will act in good faith to mutually accommodate Consultant's availability to provide services and Rentrak's need for these services.

     1.3 Expenses. Rentrak will reimburse Consultant for all expenses actually incurred by Consultant in connection with Consultant's services pursuant to receipts submitted therefor.

     1.4 Outside Activities. Nothing in this Agreement prevents Consultant from providing services for other parties during the term of this Agreement, or becoming employed by another company, provided the services are not rendered in violation of Section 4 or 5 of this Agreement.

     2. TERM

     This Agreement will be effective for a term commencing on February 16, 2005 (the "Effective Date") and ending (a) on March 31, 2007, (b) when terminated with Cause by Rentrak by written notice, (c) when terminated for any reason by Consultant by written notice, or (d) upon revocation by Consultant of the Separation Agreement and Release of Claims between Consultant and Rentrak (the "Separation Agreement"), whichever occurs first. The date on which this Agreement ceases to be effective is hereinafter referred to as the "Termination Date." "Cause" means (a) a material breach by Consultant of Section 4 or 5 of this Agreement, (b) any material act of dishonesty by Consultant involving Rentrak or its business, (c) Consultant's conviction of or a plea of nolo contendere to a felony, or (d) Consultant's failure to pay all amounts due and payable under the loan to be extended by Rentrak to Consultant under Section 7(d) of the Separation Agreement when due. Any actions or circumstances described

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under clauses (a) or (b) above will not constitute  "Cause" if Consultant  cures such actions or circumstances within thirty (30) days following the date of receipt of written notice (the "Notice Date") by Consultant from Rentrak setting forth such actions or circumstances. If Consultant does not have an opportunity to cure under the foregoing sentence, the Termination Date will be deemed to occur on the Notice Date. If Consultant does have an opportunity to cure under the sentence preceding the foregoing sentence, Rentrak's obligation to pay fees pursuant to Section 3 herein for the month during which the Notice Date occurs will be suspended until Consultant provides evidence reasonably satisfactory to Rentrak that such actions or circumstances have been cured. If Consultant is unable to cure the actions or circumstances within thirty (30) days of the Notice Date, Rentrak will not owe any payment for the month during which the Notice Date occurs or thereafter and the Termination Date will be deemed to occur on the 30th day following the Notice Date.

     3. FEES

     Rentrak will pay Consultant at the rate of $25,000 per calendar month ($11,607 for the portion of February 2005 beginning on the Effective Date) for services under this Agreement, payable in arrears on the last day of each calendar month during which this Agreement is in effect. In the event of Consultant's death or disability, the fee obligation set forth above will continue until the earlier of (1) March 31, 2007, and (2) either the expiration of six (6) months from the date of death or disability, or three-quarters of the term remaining under this Agreement, whichever is greater. In the event of Consultant's death, the fee obligation will be payable to the death beneficiary designated by Consultant in writing for purposes of this Agreement. If there is no effective death beneficiary designation, Consultant's death beneficiary will be the personal representative of Consultant's estate.

     4. CONFIDENTIAL INFORMATION

     4.1 Defined. "Confidential Information" is all nonpublic information relating to Rentrak or its business that Rentrak designates, has designated, or has treated as confidential. "Confidential Information" also includes information received from third parties that Rentrak has agreed to treat as confidential and directed Consultant to keep confidential.

     "Confidential Information" does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by Consultant; (b) becomes available to Consultant on a nonconfidential basis from a source other than Rentrak or its representatives, provided that such source is not known by Consultant to be bound by a confidentiality agreement with Rentrak or its representatives or otherwise prohibited from transmitting the information to Consultant by a contractual, legal, or fiduciary obligation;
(c) can be demonstrated by written evidence or other reasonable evidence to have been known by Consultant on a nonconfidential basis prior to its disclosure to Consultant by Rentrak or one of its representatives; or (d) can be demonstrated by written or other reasonable evidence to have been developed by Consultant in good faith and independent of Confidential Information.

     4.2 Access to Information. Consultant acknowledges that in the course of his employment with Rentrak and in the course of rendering services pursuant to this Agreement

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he has  had  and  will  have  access  to  Confidential  Information,  that  such information is a valuable asset of Rentrak, and that its disclosure or unauthorized use will cause Rentrak substantial harm.

     4.3 Ownership. Consultant acknowledges that all Confidential Information will continue to be the exclusive property of Rentrak (or the third party that disclosed it to Rentrak), whether or not prepared in whole or in part by Consultant and whether or not disclosed to Consultant or entrusted to his custody by Rentrak in connection with rendering services pursuant to this Agreement.

     4.4 Nondisclosure and Nonuse. Unless otherwise authorized or instructed in writing by Rentrak, or required by legally constituted authority, Consultant will not, except as required to provide services to Rentrak, during or after the term of this Agreement, disclose to others or use any Confidential Information.

     4.5 Duration. The obligations set forth in this Section 4 will continue beyond the Termination Date for so long as Consultant possesses Confidential Information.

     4.6 Return of Confidential Information. Upon request by Rentrak during or after the term of this Agreement, and without request upon termination of this Agreement by Rentrak, Consultant will deliver immediately to Rentrak all written or tangible materials containing Confidential Information without retaining any excerpts or copies, and all equipment, supplies, or other property belonging to Rentrak.

     5. NONCOMPETITION

     5.1 Competitive Entity. For purposes of this Agreement, a Competitive Entity is any firm, corporation, partnership, limited liability company, business trust, or other entity that is directly competitive with a business activity engaged in by Rentrak (or an activity specifically identified in Rentrak's three-year business plan) as of the Effective Date. In the event that Paul A. Rosenbaum ceases to be an officer or director of Rentrak prior to the Termination Date, Rentrak will promptly provide a list of the activities referred to in the preceding sentence to Consultant.

     5.2 Prior Approval. For so long as Paul A. Rosenbaum continues to be an officer or director of Rentrak, Consultant will consult with Mr. Rosenbaum before entering into an employment arrangement or other engagement with any entity that could reasonably be viewed as a Competitive Entity within the meaning of Section 5.1 and will request that Rentrak (acting through Mr. Rosenbaum) give its approval that such entity is not a Competitive Entity for purposes of this Agreement, which approval will not be unreasonably withheld; provided that Rentrak will not be bound by such approval if it is later determined that the entity is, in fact, a Competitive Entity and the information provided by Consultant was not consistent with that fact.

     5.3 Covenant. Until the earlier of (1) one year following the Termination Date, or (2) March 31, 2007, Consultant will not, within any geographical area where Rentrak engages in business:

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          (a) Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 5.3 will prevent Consultant from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or trading market, provided such involvement is solely as a passive investor;

          (b) Solicit any business on behalf of a Competitive Entity from any individual, firm, partnership, corporation, or other entity that is a customer of Rentrak during the term of this Agreement; or

          (c) Employ or otherwise engage or offer to employ the services of any person who has been an employee, sales representative, or agent of Rentrak during the term of this Agreement.

For purposes of this Section 5, "Rentrak" means Rentrak and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

     5.4 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

     6. INDEPENDENT CONTRACTOR STATUS

     Consultant is an  independent  contractor,  and not an employee of Rentrak.
Accordingly:

     6.1 Withholding. Rentrak will not withhold from payments to Consultant any amount that would normally be withheld from an employee's pay. Consultant will be solely responsible for taxes required by federal, state, or local law with respect to amounts paid under this Agreement. Consultant will comply with all reporting, payment, and withholding obligations applicable to such payments.
Consultant will indemnify Rentrak against any loss, liability, or cost (including attorney fees at trial and on appeal) resulting from Consultant's failure to comply with such obligations. Consultant will maintain and provide to Rentrak his state uniform business identification number and his federal tax identification number.

     6.2 No Benefits. Except as provided in the Separation Agreement, Consultant will not be entitled to receive or otherwise participate in any employee benefits that Rentrak provides to its employees. Consultant will provide all insurance for Consultant and any employees of Consultant that is required by law.

     6.3 Equipment. Consultant will furnish all equipment and materials used to provide services, except to the extent that Consultant's work must be performed on or with Rentrak's equipment or materials.

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     6.4 No  Agency.  Nothing in this  Agreement  creates a  partnership,  joint venture, or employer-employee relationship. Consultant is not the agent of Rentrak or authorized to make any representation, contract, or commitment on behalf of Rentrak.

     6.5 Indemnification by Rentrak. Except for amounts that Consultant is obligated to pay pursuant to Section 6.1 herein, Rentrak will indemnify and hold Consultant harmless for any loss, cost, expenses, assessments or damages incurred by Consultant due to or stemming from the characterization of Consultant as an independent contractor rather than as an employee.

     7. REMEDIES

     7.1 Generally. The respective rights and duties of Rentrak and Consultant under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

     7.2 Rentrak's Remedy. Consultant acknowledges that breach of Section 4 or 5 of this Agreement would cause irreparable harm to Rentrak and agrees to the entry of a temporary restraining order and permanent injunction by any court of competent jurisdiction to prevent any breach or further breach of Section 4 or 5 of this Agreement. Such remedy will be in addition to any other remedy available to Rentrak at law or in equity.

     7.3 Consultant's Remedy. Rentrak agrees that if Rentrak breaches this Agreement or the Separation Agreement, Consultant will be entitled to all of the payments, benefits, and other terms described in Sections 6.2.1 and 6.2.2 of the Amended and Restated Employment Agreement entered into as of April 1, 2004, between Consultant and Rentrak for termination without cause (as defined therein). Such remedy will be in addition to any other remedy available to Consultant at law or in equity; provided, however, that any monthly fees received under this Agreement pursuant to Section 3 herein will be credited against such amounts owed.

     7.4 Rentrak's Indemnification of Consultant. Rentrak will indemnify and hold harmless Consultant against all claims, losses, liabilities, damages, judgments, fines, fees, costs, and expenses (including attorneys' fees and disbursements), excluding those arising from the gross negligence or willful misconduct of Consultant, incurred in connection with (i) any activity undertaken on Rentrak's behalf and at Rentrak's direction or request, and (ii) any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to the fact that Consultant is or was a consultant of Rentrak or any of its subsidiaries, with such indemnification to be provided to the fullest extent permitted under applicable law. Consultant will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding, or investigation from Rentrak within ten (10) business days of receipt by Rentrak from Consultant of a request therefor; provided, however, that Consultant will repay such advances if it is ultimately found that Consultant is not entitled to indemnification. Rentrak's obligation to indemnify Consultant will remain in full force and effect for a period of three years from the Effective Date. If any claims are asserted or made as to matters subject to the foregoing indemnity provisions within such three-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition thereof.

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     8. SEVERABILITY OF PROVISIONS

     The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid or unenforceable, it will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will continue in full force and effect.

     9. NONWAIVER

     Failure of either party at any time to require performance of any provision of this Agreement will not limit such party's right to enforce the provision. No provision of this Agreement or breach thereof may be waived by either party except by a writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

     10. NOTICES

     All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto): (i) if to Consultant, to his residence at:

         Kim Cox

         With a copy to:

         Joy Ellis
         Garvey Schubert Barer
         121 S.W. Morrison Street, Suite 1100
         Portland, Oregon  97204

and (ii) if to Rentrak, to the address of the principal office of Rentrak, at:

         Rentrak Corporation
         One Airport Center
         7700 N.E. Ambassador Place
         Portland, Oregon  97220
         Attention:  Paul Rosenbaum

         With a copy to:

         Mary Ann Frantz
         Miller Nash LLP
         111 S.W. Fifth Avenue, Suite 3400
         Portland, Oregon  97204
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     11. ATTORNEY FEES

     In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal therefrom. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

     12. GOVERNING LAW

     This Agreement will be construed in accordance with the laws of the State of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

     13. GENERAL TERMS AND CONDITIONS

     This Agreement constitutes the entire understanding of the parties relating to Consultant's engagement as a consultant to Rentrak and supersedes and replaces all written and oral agreements previously made or existing by and between the parties relating to services of Consultant, except as specifically provided hereunder or in the Separation Agreement. This Agreement and Consultant's rights under this Agreement may not be assigned or transferred by Consultant. This Agreement will inure to the benefit of any successors or assigns of Rentrak. All captions are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

F. KIM COX                                  RENTRAK CORPORATION


/s/ F. Kim Cox                              By:  /s/ Paul A. Rosenbaum
----------------------------                    -------------------------------
                                                   Paul A. Rosenbaum
                                            Title: Chief Executive Officer

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